Filed Pursuant to Rule 424(b)(7)
Registration No. 333-198408

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration Fee(1)
Common Shares, no par value per share	4,663,184 shares	$68.71	$320,407,373	$41,268.47

(1)	Estimated solely for purposes of calculating the registration fee. Pursuant to Rule 457(c) and 457(r) of the Securities Act of 1933, as amended, the price shown is the average of the high and low selling prices of the Common Stock, as reported by the NYSE, for the registrant’s common shares on August 21, 2014.

Prospectus Supplement to Prospectus dated August 27, 2014

NORDSTROM, INC.

4,663,184 Common Shares

The selling shareholders named in this prospectus supplement are offering 4,663,184 shares of common stock of Nordstrom, Inc., See “Selling Shareholders.” We will not receive any proceeds from the sale of shares of common stock by the selling shareholders.

Our common stock is listed on the New York Stock Exchange under the symbol “JWN”. On August 26, 2014, the last reported sale price of our common stock on the New York Stock Exchange was $70.21 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement, page 7 of the accompanying prospectus, and in the documents incorporated by reference herein to read about the factors you should consider before making a decision to invest in our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated August 27, 2014.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the selling shareholders have authorized anyone else to provide you with any information or represent anything about the selling shareholders, Nordstrom, Inc., its financial results or this offering that is not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. If given or made, any such other information or representation should not be relied upon as having been authorized by Nordstrom, Inc. Neither Nordstrom, Inc. nor the selling shareholders is making an offer to sell the shares of common stock in any jurisdiction where the offer or sale is not permitted. The information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus may only be accurate on the date of this document.

S-i

CAUTIONARY STATEMENTS RELATING TO FORWARD-LOOKING INFORMATION

Certain statements in or incorporated by reference into this prospectus or any prospectus supplement contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including, but not limited to: successful execution of our customer strategy, including expansion into new markets, acquisitions, investments in our stores and online, our ability to realize the anticipated benefits from growth initiatives, and the timely completion of construction associated with newly planned stores, relocations and remodels, all of which may be impacted by the financial health of third parties; our ability to manage the transformation of our business/financial model as we increase our investments in growth opportunities, including our online business and our ability to manage related organizational changes; our ability to maintain relationships with our employees and to effectively attract, develop and retain our future leaders; effective inventory management, disruptions in our supply chain and our ability to control costs; the impact of any systems failures, cybersecurity and/or security breaches, including any security breach of our systems or those of a third-party provider that results in the theft, transfer or unauthorized disclosure of customer, employee or company information or compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; our ability to effectively utilize data in strategic planning and decision-making; efficient and proper allocation of our capital resources; reviewing of options and structure for a financial partner in regards to a potential transaction related to our credit card receivables; our ability to safeguard our reputation and maintain our vendor relationships; the impact of economic and market conditions and the resultant impact on consumer spending patterns; our ability to respond to the business environment, fashion trends and consumer preferences, including changing expectations of service and experience in stores and online; the effectiveness of planned advertising, marketing and promotional campaigns in the highly competitive retail industry; weather conditions, natural disasters, health hazards, national security or other market disruptions, or the prospects of these events and the impact on consumer spending patterns; our compliance with applicable banking-related laws and regulations impacting our ability to extend credit to our customers, employment laws and regulations, certain international laws and regulations, other laws and regulations applicable to us, including the outcome of claims and litigation and resolution of tax matters, and ethical standards; impact of the current regulatory environment and financial system and health care reforms; compliance with debt covenants, availability and cost of credit, changes in interest rates, and trends in debt repayment patterns, personal bankruptcies and bad debt write-offs; and the timing and amounts of share repurchases by the company, if any, or any share issuances by the company, including issuances associated with option exercises or other matters. These and other factors, including those factors described in Item 1A: Risk Factors in our most recent Annual Report on Form 10-K, could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. We undertake no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of shares of common stock and adds to and supplements information contained in the accompanying prospectus and the documents incorporated by reference therein. The second part is the accompanying prospectus, which we refer to as the “accompanying prospectus.” The accompanying prospectus contains a description of our capital stock and gives more general information, some of which may not apply to the shares of common stock offered hereby. The accompanying prospectus also incorporates by reference documents that are described under “Where You Can Find More Information” in that prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus filed by us with the Securities and Exchange Commission. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any such free writing prospectus is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

Neither we nor the selling shareholders is making an offer of the shares of common stock in any jurisdiction where the offer or sale is not permitted.

S-iii

SUMMARY

This summary highlights information appearing elsewhere in and incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in shares of our common stock. You should carefully read the entire prospectus supplement, the accompanying prospectus and the information incorporated herein by reference, including the financial data and related notes and the sections entitled “Risk Factors”.

When we refer to “we”, “our” or “us” in this prospectus supplement, we mean Nordstrom, Inc. and its consolidated subsidiaries unless the context otherwise explicitly requires.

THE COMPANY

DESCRIPTION OF BUSINESS

Founded in 1901 as a retail shoe business in Seattle, Nordstrom later incorporated in Washington State in 1946 and went on to become one of the leading fashion specialty retailers based in the U.S. We operate 271 U.S. stores located in 36 states as of August 2, 2014, as well as a robust e-commerce business through Nordstrom.com, Nordstromrack.com and HauteLook. The west and east coasts of the United States are the areas in which we have the largest presence. We have two reportable segments: Retail and Credit.

As of August 2, 2014, the Retail segment includes our 117 “Nordstrom” branded full-line stores and online store at Nordstrom.com (“Direct”), 151 off-price “Nordstrom Rack” stores, one clearance store that operates under the name “Last Chance” and other retail channels including the newly developed ecommerce site Nordstromrack.com, our online private sale subsidiary “HauteLook” and our two “Jeffrey” boutiques. Through these multiple retail channels, we strive to deliver the best customer experience possible. We offer a wide selection of high-quality brand name and private label merchandise focused on apparel, shoes, cosmetics and accessories. Our integrated Nordstrom full-line stores and online store allow us to provide our customers with a seamless shopping experience. In-store purchases are primarily fulfilled from that store’s inventory, but when inventory is unavailable at that store it may also be shipped to our customers from our fulfillment center in Cedar Rapids, Iowa, or from other Nordstrom full-line stores. Online purchases are primarily shipped to our customers from our Cedar Rapids fulfillment center, but may also be shipped from our Nordstrom full-line stores. Our customers can also pick up online orders in our Nordstrom full-line stores if inventory is available at one of our locations. These capabilities allow us to better serve customers across various channels and improve sales. Nordstrom Rack stores purchase high-quality brand name merchandise primarily from the same vendors carried in Nordstrom full-line stores and also serve as outlets for clearance merchandise from our Nordstrom stores. Our online private sale retailer, HauteLook, offers limited time sale events on fashion and lifestyle brands, as well as a persistent selection of off-price high-quality brand name merchandise.

Our Credit segment includes our wholly owned federal savings bank, Nordstrom fsb, through which we provide a private label credit card, two Nordstrom VISA credit cards and a debit card. The credit and debit cards feature a shopping-based loyalty program designed to increase customer visits and spending. Although the primary purposes of our Credit business are to foster greater customer loyalty and drive more sales, we also generate revenues from finance charges and other fees on these cards and save on interchange fees that the Retail Segment would incur if our customers used third-party cards.

FISCAL YEAR

We operate on a 52/53-week fiscal year ending on the Saturday closest to January 31st. References to 2014 and all years except 2012 within this document are based on a 52-week fiscal year, while 2012 is based on a 53-week fiscal year.

TRADEMARKS

We have 155 trademarks, each of which is the subject of one or more trademark registrations and/or trademark applications. Our most notable trademarks include Nordstrom, Nordstrom Rack, HauteLook, Halogen, BP. and Zella. Each of our trademarks is renewable indefinitely, provided that it is still used in commerce at the time of the renewal.

RETURN POLICY

We have a liberal approach to returns as part of our objective to provide high-quality customer service. We do not have a formal return policy at our Nordstrom full-line stores or online at Nordstrom.com. Our goal is to take care of our customers, which includes making returns and exchanges easy, whether in stores or online, where we offer free shipping and free returns. Our Nordstrom Rack stores generally accept returns up to 90 days from the date of purchase with the original price tag and sales receipt, and also accept returns of HauteLook merchandise. HauteLook generally accepts returns of apparel, footwear and accessories within 30 days from the date of shipment.

SEASONALITY

Due to our Anniversary Sale in July, the holidays in December and the Half-Yearly sales that normally occur in the second and fourth quarters, our sales are typically higher in the second and fourth quarters of the fiscal year than in the first and third quarters.

COMPETITIVE CONDITIONS

We operate in a highly competitive business environment. We compete with other national, regional and local retailers that may carry similar lines of merchandise, including department stores, specialty stores, off-price stores, boutiques and Internet businesses. Our specific competitors vary from market to market. We believe the keys to competing in our industry are providing great customer service and customer experiences in store and online, which includes compelling price and value, fashion newness, quality of products, selection, convenience, technology, product fulfillment, personalization and appealing and relevant store environments in top locations.

INVENTORY

We plan our merchandise purchases and receipts to coincide with expected sales trends. For instance, our merchandise purchases and receipts increase prior to our Anniversary Sale, which has historically extended over the last two weeks of July. We also purchase and receive a larger amount of merchandise in the fall as we prepare for the holiday shopping season (from late November through December). Beginning in 2012, we increased our investment in pack and hold inventory at Nordstrom Rack, which involves the acquisition of merchandise from some of our full-line stores’ top brands in advance of the upcoming selling seasons to take advantage of strategic buying opportunities. This inventory is typically held for six months on average and has contributed to the growth in our Nordstrom Rack business. We pay for our merchandise purchases under the terms established with our vendors. In order to offer merchandise that our customers want, we purchase from a wide variety of high-quality suppliers, including domestic and foreign businesses. We also have arrangements with agents and contract manufacturers to produce our private label merchandise. We expect our suppliers to meet our “Nordstrom Partnership Guidelines,” which address our corporate social responsibility standards for matters such as legal and regulatory compliance, labor, health and safety and the environment, and are available on our website at Nordstrom.com.

EMPLOYEES

During 2014, we employed approximately 64,000 employees on a full-or part-time basis. Due to the seasonal nature of our business, employment was approximately 66,000 in December 2013 and increased to approximately 68,000 employees in July 2014. Almost all of our employees are non-union. We believe our relationship with our employees is good.

THE OFFERING

The following summary of the offering contains basic information about the offering and the common stock and is not intended to be complete. It does not contain all the information that may be important to you. For a complete understanding of the common stock, please refer to the section of the accompanying prospectus entitled “Description of Capital Stock”.

Common stock offered by the selling shareholders	4,663,184 shares.

Common stock outstanding as of August 2, 2014	188,595,665 shares.

Use of Proceeds	We will not receive any proceeds from this sale of shares of common stock by the selling shareholders.

Dividend Policy	Any decision to declare and pay dividends in the future will be made at the discretion of our Board of Directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our Board of Directors may deem relevant. See “Dividend Policy”.

New York Stock Exchange Symbol	“JWN”

Risk Factors	You should consider carefully all of the information set forth and incorporated by reference in this prospectus supplement and, in particular, should evaluate the specific factors set forth and incorporated by reference in the section entitled “Risk Factors” for an explanation of certain risks of investing in our shares of common stock, including risks related to our industry and business.

Unless we indicate otherwise or the context requires, information in this prospectus supplement does not reflect: (i) 13,463,306 shares of our common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $46.39 per share as of August 2, 2014, of which 7,220,664 were then exercisable; (ii) 487,016 shares our common stock underlying outstanding restricted stock unit awards as of August 2, 2014; and (iii) 176,114 shares of our common stock underlying outstanding performance share units as of August 2, 2014, none of which were fully vested but which may vest in the future depending upon the performance of the Company over the remaining performance periods applicable to those awards.

SUMMARY FINANCIAL DATA

The following table sets forth our summary financial and operating data as of and for the periods indicated. The financial data as of February 1, 2014, February 2, 2013 and January 28, 2012 and for the fiscal years then ended were derived from our audited consolidated financial statements and notes thereto.

The summary financial data as of the fiscal quarters ended May 3, 2014 and May 4, 2013 was derived from our unaudited condensed consolidated financial statements incorporated by reference in this prospectus supplement. The unaudited financial data presented have been prepared on a basis consistent with our audited consolidated financial statements. In the opinion of management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

The summary financial and operating data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, our consolidated financial statements and the related notes thereto and our unaudited condensed consolidated financial statements and the related notes thereto incorporated by reference into this prospectus supplement. Dollars in millions except per share amounts.

	Fiscal Year Ended:						Quarter Ended:
	February 1, 2014		February 2, 2013		January 28, 2012		May 3, 2014		May 4, 2013
Financial Data
Total revenues	$12,540		$12,134		$10,860		$2,931		$2,749
Cost of sales and related buying and occupancy costs	(7,737)		(7,432)		(6,592)		(1,822)		(1,673)
Selling, general and administrative expenses	(3,453)		(3,357)		(3,019)		(844)		(801)
Earnings before interest and income taxes	1,350		1,345		1,249		265		275
Interest expense, net	(161)		(160)		(130)		(35)		(39)
Income tax expense	(455)		(450)		(436)		(90)		(91)
Net earnings	734		735		683		140		145
Basic earnings per common share	3.77		3.62		3.20		0.74		0.74
Diluted earnings per common share	3.71		6.56		3.14		0.72		0.73
Total assets	8,574		8,089		8,491		8,633		8,135
Long-term debt, net	3,106		3,124		3,141		3,110		3,119
Total debt	3,113		3,131		3,647		3,117		3,126
Capital expenditures	(803)		(513)		(511)		(174)		(149)
Dividends declared per share	1.20		1.08		0.92		0.33		0.30
Book value per share	10.87		9.71		9.42		10.75		9.68
Ratio of earnings to fixed charges	6.19	x	6.80	x	7.79	x	5.45	x	5.61	x
Debt to Net Earnings ratio	4.2		4.3		5.3		4.3		4.3
Weighted-average basic shares outstanding (000,000)	194.5		203.0		213.5		189.8		195.6
Weighted-average diluted shares outstanding (000,000)	197.7		206.7		217.7		192.7		199.0
End of period common shares outstanding (000,000)	191.2		197.0		207.6		189.3		195.0

RISK FACTORS

Investment in any securities offered pursuant to this prospectus supplement and the accompanying prospectus involves risks. You should carefully consider the risk factors incorporated by reference herein from our most recent Annual Report on Form 10-K for the fiscal year ended February 1, 2014 and our Quarterly Report on Form 10-Q for the quarter ended May 3, 2014, as well as any subsequent Quarterly Reports on Form 10-Q and any subsequent Current Reports on form 8-K we file after the date of this prospectus supplement, together with any amendments or supplements thereto, and all other information contained or incorporated by reference into this prospectus supplement, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. Please also refer to “Cautionary Statements Relating to Forward Looking Information”. Additional risks not known to us or that we believe are immaterial may also significantly impair our business operations and could result in a loss of all or part of your investment in the offered securities.

USE OF PROCEEDS

We are registering these shares of common stock for resale by the selling shareholders. We will not receive any proceeds from the sale of the shares offered pursuant to this prospectus supplement. The proceeds from the sale of the shares offered pursuant to this prospectus supplement will be received by the selling shareholders. We have agreed to pay certain expenses in connection with the registration of shares being offered by the selling shareholders.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the NYSE. The following table sets forth the range of ligh and low sales prices on the NYSE of our common stock for the periods indicated, as reported by the NYSE.

	High	Low
2011
First Quarter	$48.70	$40.03
Second Quarter	52.15	41.88
Third Quarter	53.35	37.28
Fourth Quarter	51.75	44.22

2012
First Quarter	$56.75	$48.00
Second Quarter	57.75	46.27
Third Quarter	58.44	51.50
Fourth Quarter	58.40	50.94

2013
First Quarter	$58.42	$52.16
Second Quarter	63.34	57.07
Third Quarter	62.16	55.34
Fourth Quarter	63.72	56.57

2014
First Quarter	$64.19	$54.90
Second Quarter	70.71	60.20
Third Quarter (through August 26, 2014)	70.56	64.92

DIVIDEND POLICY

Holders of our common stock are entitled to receive dividends as, if and when declared by our Board of Directors in its sole discretion. During the fiscal year ended February 1, 2014, the Company paid dividends at the quarterly rate of $0.30 per common share, and announced on February 26, 2014 an increase in the quarterly dividend rate to the amount of $0.33 per share. The declaration and payment of any dividends in the future will be determined by our Board of Directors, in its discretion, and will depend on a number of factors including our earnings, capital requirements, overall financial condition and contractual restrictions, including covenants under our credit facilities and any indebtedness we may incur.

MATERIAL UNITED STATES TAX CONSEQUENCES

TO NON-U.S. HOLDERS OF COMMON STOCK

This section summarizes certain United States federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder. You are a non-U.S. holder if you are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from our common stock.

This section does not consider the specific facts and circumstances that may be relevant to a particular non-U.S. holder and does not address the treatment of a non-U.S. holder under the laws of any state, local or foreign taxing jurisdiction. This section is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended, existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds our common stock, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding our common stock should consult its tax advisor with regard to the United States federal income tax treatment of an investment in our common stock.

You should consult a tax advisor regarding the United States federal tax consequences of acquiring, holding and disposing of common stock in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

DIVIDENDS

In the event that we make a distribution of cash or property with respect to our common stock, any such distribution generally will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of a non-U.S. holder’s investment up to such non-U.S. holder’s tax basis in our common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “—Gain on Disposition of Common Stock.”

Except as described below, if you are a non-U.S. holder of common stock, dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

•	a valid Internal Revenue Service Form W-8BEN (or W-8BEN-E) or an acceptable substitute form upon which you certify, under penalties of perjury, your status as (or, in the case of a non-U.S. holder that is a partnership or an estate or trust, such forms certifying the status of each partner in the partnership or beneficiary of the estate or trust as) a non-United States person and your entitlement to the lower treaty rate with respect to such payments; or

•	in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

•	you are a non-United States person; and

•	the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

Effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.

If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

GAIN ON DISPOSITION OF COMMON STOCK

If you are a non-U.S. holder, you generally will not be subject to United States federal income tax on gain that you recognize on a disposition of our common stock unless:

•	the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis;

•	you are an individual, you hold our common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist; or

•	we are or have been a United States real property holding corporation for federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of our common stock and you are not eligible for any treaty exemption.

If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

We have not been, are not and do not anticipate becoming a United States real property holding corporation for United States federal income tax purposes.

WITHHOLDABLE PAYMENTS TO FOREIGN ENTITIES

A 30% withholding tax will be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non-US persons receiving payments on your behalf if you or such persons fail to comply with information reporting requirements or fail to certify that you or such persons are compliant with such requirements (“FATCA Withholding”). Such payments will include dividends on our common stock and the gross proceeds from the sale or other disposition of our common stock. Payments you receive could be subject to this withholding if you are subject to the information reporting requirements and fail to comply with them or if you hold our common stock through another person (e.g., a foreign bank or broker) that is subject to withholding because it fails to comply with these requirements (even if you would not otherwise have been subject to withholding). However, FATCA Withholding will not apply to payments of gross proceeds from a sale or other disposition of common stock before January 1, 2017.

FEDERAL ESTATE TAXES

Common stock held by a non-U.S. holder at the time of death will be included in the holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

BACKUP WITHHOLDING AND INFORMATION REPORTING

If you are a non-U.S. holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	dividend payments and

•	the payment of the proceeds from the sale of common stock effected at a United States office of a broker,

as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

•	a valid Internal Revenue Service Form W-8BEN (or W-8BEN-E) or an acceptable substitute form upon which you certify, under penalties of perjury, that you are (or, in the case of a non-U.S. holder that is a partnership or an estate or trust, such forms certifying that each partner in the partnership or beneficiary of the estate or trust is) a non-United States person; or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations; or

•	you otherwise establish an exemption.

Payment of the proceeds from the sale of common stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of common stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of the proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of common stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

SELLING SHAREHOLDERS

We issued the common shares covered by this prospectus supplement in a private placement in connection with our acquisition of Trunk Club, Inc. (“Trunk Club”) on August 22, 2014. The table below sets forth certain information known to us with respect to the beneficial ownership of our shares of common stock held by the selling shareholders as of the date of this prospectus supplement. Because the selling shareholders may sell, transfer or otherwise dispose of all, some or none of the common shares covered by this prospectus supplement, we cannot determine the number of such shares that will be sold, transferred or otherwise disposed of by the selling shareholders, or the amount or percentage of our common shares that will be held by the selling shareholders upon termination of any particular offering. For purposes of the table below, we assume that the selling shareholders will sell all their common shares covered by this prospectus supplement.

In the table below, the percentage of shares beneficially owned is based on 188,595,665 shares of our common stock outstanding as of August 2, 2014, determined in accordance with Rule 13d-3 under the Exchange Act. Under such rule, beneficial ownership includes any shares over which the selling shareholder has sole or shared voting or investment power and also any shares that the selling shareholder has the right to acquire within 60 days of such date through the exercise of any options or other rights.

Some of the selling shareholders listed below may distribute their respective shares to their general or limited partners. Any shares so distributed may be offered hereunder by the general or limited partners of the distributing selling shareholders. Each general or limited partner distributee will be deemed to be a selling shareholder for purposes of this prospectus with respect to the distributed shares.

Unless otherwise described below, to our knowledge, none of the selling shareholders named on an individual basis in the table below has held any position or office or had any other material relationship with us or our affiliates during the three years prior to the date of this prospectus supplement. In addition, based on information provided to us, none of the selling shareholders that are affiliates of broker-dealers purchased the common shares outside the ordinary course of business or, at the time of their acquisition of the common shares, had any agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of the shares.

The figures in the table below include 577,092 common shares which are subject to holdbacks for indemnity and similar claims pursuant to the Agreement and Plan of Merger which governs our acquisition of Trunk Club. In addition, the figures in the table below include common shares issued to certain selling shareholders which are subject to vesting.

	Prior to the Offering(1)(2)			After the Offering(5)
Name	Number of shares of common stock beneficially owned	Percent of shares of common stock outstanding	Number of shares of common stock being registered for resale(3)(4)	Number of shares of common stock beneficially owned	Percent of shares of common stock outstanding
Anthos Capital, LP(6)(7)	1,004,514	*	1,004,514	—	*
Anthos Capital, L.P. transferees who beneficially own, in the aggregate, less than 1% of our common stock(8)	1,004,514	*	1,004,514	—	*
U.S. Venture Partners X, L.P.(9)(10)	999,587	*	999,587	—	*
U.S. Venture Partners X, L.P. transferees who beneficially own, in the aggregate, less than 1% of our common stock(11)	999,587	*	999,587	—	*
Spaly, Brian(12)	932,045	*	932,045	—	*
Greycroft Partners II, L.P.(13)	498,978	*	498,978	—	*
Apex Investment Fund VI, L.P.(14)	278,950	*	278,950	—	*
Tucker, John(15)	125,498	*	116,161	9,337	*
Price, Kevin D.(16)	50,891	*	49,267	1,624	*
Chesney, Robert G.(17)	47,092	*	41,289	5,803	*
Smith, Jason(18)	39,251	*	31,960	7,291	*
USVP X Affiliates, L.P.(19)(20)	31,977	*	31,977	—	*
USVP X Affiliates, L.P. transferees who beneficially own, in the aggregate, less than 1% of our common stock(21)	31,977	*	31,977	—	*
Barkin, Michael I.(22)	19,450	*	18,565	885	*
All other selling shareholders who beneficially own, in the aggregate, less than 1% of our common stock(23)	661,509	*	659,891	1,618	*
Total shares of common stock registered(24)			4,663,184

*	Represents less than 1% of the total aggregate amount of shares of our common stock outstanding as of August 27, 2014.
(1)	The amounts set forth in these columns include the shares of our common stock beneficially owned by each selling shareholder as of August 27, 2014 (including any shares that the selling shareholder has the right to acquire within 60 days of the date hereof through the exercise of any options or other rights).
(2)	The amounts set forth in these columns do not include any shares of our common stock that any transferees of any of Anthos Capital, LP, U.S. Venture Partners X, L.P., USVP X Affiliates, L.P., Greycroft Partners II, L.P., or Apex Investment Fund VI, L.P. (each, a “Fund” and collectively, the “Funds”) expect to receive in connection with a distribution by such Fund upon the filing of the registration statement of which this prospectus forms a part, except to the extent otherwise set forth in these notes. To the extent required by applicable law, such shares will be added to this table by means of a prospectus supplement.
(3)	The amounts set forth in this column are the shares of our common stock that may be offered by each selling shareholder using this prospectus. These amounts do not include any other shares of our common stock that the selling shareholders may own beneficially or otherwise.
(4)	The amounts set forth in this column do not include any shares of our common stock that transferees of any Fund expect to receive in connection with a distribution of such shares by such Fund, except to the extent otherwise set forth in these notes. To the extent required by applicable law, such shares will be added to this table by means of a prospectus supplement.

(5)	Assumes all shares of our common stock being offered hereby are sold by the selling shareholders.
(6)	Anthos Associates, LLC is the General Partner of Anthos Capital, L.P. and has sole voting and investment power with respect to the shares of common stock being registered for resale. Paul Farr and Bryan Kelly are the Managers of Anthos Associates, LLC. Messrs. Farr and Kelly disclaim beneficial ownership of the shares held by Anthos Capital, L.P. except to the extent of their pecuniary interest therein. The address for these entities is 707 Menlo Avenue, Suite 210, Menlo Park CA 94025.
(7)	Anthos Capital, L.P. has informed us that it will distribute its shares of common stock to its investors immediately following the filing of the registration statement of which this prospectus forms a part. Those of such transferees that were made known to us based upon representations from the selling shareholders are collectively listed in the table under the heading “Anthos Capital, L.P. transferees who beneficially own, in the aggregate, less than 1% of our common stock.”
(8)	This category includes selling shareholders who will receive shares of our common stock distributed by Anthos Capital, L.P. to its investors immediately following the filing of the registration statement of which this prospectus forms a part. The amounts reflected in this category do not include any other shares of our common stock that such selling shareholders may be deemed to beneficially own as a result of their affiliation with, or investment in, the other Funds. To the extent required by applicable law, additional selling shareholders in this category will be added by means of a prospectus supplement.
(9)	Presidio Management Group X, L.L.C. (“PMG X”) is the General Partner of U.S. Venture Partners X, L.P. and has sole voting and investment power with respect to the shares being registered for resale. Irwin Federman, Rick Lewis, Steve Krausz, Paul Matteucci, Casey Tansey and Jon Root are the Managing Members of PMG X. The address for these entities is 2735 Sand Hill Road, Menlo Park, California 94025.
(10)	U.S. Venture Partners X, L.P. has informed us that it may distribute some or all of its shares of common stock to its investors following the filing of the registration statement of which this prospectus forms a part. Those of such transferees that were made known to us based on representations from the selling shareholders are collectively listed in the table under the heading “U.S. Venture Partners X, L.P. transferees who beneficially own, in the aggregate, less than 1% of our common stock.”
(11)	This category includes selling shareholders who may receive shares of our common stock distributed by U.S. Venture Partners X, L.P. to its investors following the filing of the registration statement of which this prospectus forms a part. The amounts reflected in this category do not include any other shares of our common stock that such selling shareholders may be deemed to beneficially own as a result of their affiliation with, or investment in, the other Funds. To the extent required by applicable law, additional selling shareholders in this category will be added by means of a prospectus supplement.
(12)	Mr. Spaly is the Chief Executive Officer of Trunk Club. The shares reported as beneficially owned by Mr. Spaly include 444,955 shares which are subject to vesting requirements, 24,720 of which will vest within 60 days of the date of this Prospectus Supplement.
(13)	Greycroft Managers II LLC (“Greycroft Managers”) is the General Partner of Greycroft Partners II, L.P. and may be deemed to have sole voting and investment power over the shares being registered for resale. Alan Patricof, Ian Sigalow and Dana Settle are the Managers of Greycroft Managers and may be deemed to share voting and investment power over the shares being registered. Messrs. Patricof and Sigalow and Ms. Settle disclaim beneficial ownership of such shares except to the extent of any pecuniary interest therein. The address for these entities is 292 Madison Avenue, 20th Floor, New York, New York 10017.
(14)	Apex Management VI, LLC (“Apex Management”) is the General Partner of Apex Investment Fund VI, LP and has sole voting and investment power over the shares being registered for resale. Wayne T. Boulais, Lon H. H. Chow, George M. Middlemas and Armando Parker are the Managing Members of Apex Management and may be deemed to share voting and investment power over the shares being registered. Messrs. Boulais, Chow, Middlemas and Parker disclaim beneficial ownership of such shares except to the extent of any pecuniary interest therein. The address for these entities is 225 W. Washington Street, Suite 1500, Chicago, Illinois 60606.
(15)	Mr. Tucker is the Vice President of Member Experience of Trunk Club. The shares reported as beneficially owned by Mr. Tucker include 22,019 shares which are subject to vesting requirements, 1,223 of which will vest within 60 days of the date of this Prospectus Supplement.

(16)	Mr. Price is the Chief Financial Officer of Trunk Club. The shares reported as beneficially owned by Mr. Price include 2,180 shares which are subject to vesting requirements, 121 of which will vest within 60 days of the date of this Prospectus Supplement, and options to purchase 1,624 shares of common stock which are exercisable within that same period.
(17)	Mr. Chesney is the Chief Operating Officer of Trunk Club. The shares reported as beneficially owned by Mr. Chesney include options to acquire 5,803 shares of common stock which are exercisable within 60 days of the date of this Prospectus Supplement.
(18)	Mr. Smith is the Vice President of Merchandising of Trunk Club. The shares reported as beneficially owned by Mr. Smith include 6,130 shares which are subject to vesting requirements, 353 of which will vest within 60 days of the date of this Prospectus Supplement, and options to purchase 1,161 shares of common stock which are exercisable within that same period.
(19)	Presidio Management Group X, L.L.C. (“PMG X”) is the General Partner of USVP X Affiliates, L.P. and has sole voting and investment power with respect to the shares being registered for resale. Irwin Federman, Rick Lewis, Steve Krausz, Paul Matteucci, Casey Tansey and Jon Root are the Managing Members of PMG X. The address for these entities is 2735 Sand Hill Road, Menlo Park, California 94025.
(20)	USVP X Affiliates, L.P. has informed us that it may distribute some or all of its shares of common stock to its investors following the filing of the registration statement of which this prospectus forms a part. Those of such transferees that were made known to us based on representations from the selling shareholders are collectively listed in the table under the heading “USVP X Affiliates, L.P. transferees who beneficially own, in the aggregate, less than 1% of our common stock.”
(21)	This category includes selling shareholders who may receive shares of our common stock distributed by USVP X Affiliates, L.P. to its investors immediately following the filing of the registration statement of which this prospectus forms a part. The amounts reflected in this category do not include any other shares of our common stock that such selling shareholders may be deemed to beneficially own as a result of their affiliation with, or investment in, the other Funds. To the extent required by applicable law, additional selling shareholders in this category will be added by means of a prospectus supplement.
(22)	Mr. Barkin is the Vice President of Sales of Trunk Club, Inc. The shares reported as beneficially owned by Mr. Barkin include 169 shares which are subject to vesting requirements, 9 of which will vest within 60 days of the date of this Prospectus Supplement, and options to purchase 885 shares of common stock which are exercisable within that same period.
(23)	The shares reported as beneficially owned include 1,488 shares which are subject to vesting requirements, 174 of which will vest within 60 days of the date of this Prospectus Supplement, and options to purchase 130 shares of common stock which are exercisable within that same period. To the extent required by applicable law, additional selling shareholders in this category will be added by means of a prospectus supplement.
(24)	The total number of shares shown in this table will exceed the number of shares of our common stock being registered for resale because the table includes expected transferees for each of the Funds. The shares of our common stock will either be sold by the Funds and/or their respective transferees.

PLAN OF DISTRIBUTION

The selling shareholders and any of their transferees, distributees, pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of the common shares registered hereby on any stock exchange, market or trading facility on which the shares are traded, or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling common shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus supplement.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts relating to such sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common shares in the course of hedging the positions they assume. The selling shareholders may also sell our common shares short and deliver these securities to close out their short positions, or loan or pledge the common shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common shares.

Because the selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale under Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer with regarding the sale of the common shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the common shares by the selling shareholders.

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the common shares may not simultaneously engage in market making activities with respect to the common shares for the applicable restricted period prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common shares by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed the selling shareholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

We will not receive any proceeds from the sale of shares by the selling shareholders. Under the terms of our agreement to acquire Trunk Club, however, we agreed to pay the expenses related to the filing of this prospectus. We estimate those expenses to be as follows:

SEC Registration Fee	$41,269
Printing, engraving and postage expenses	15,000
Legal fees and expenses	25,000
Accounting fees and expenses	13,350
Miscellaneous	5,000

Total	$99,619

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement, the validity of our common shares will be passed upon for us by Lane Powell PC.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended February 1, 2014 and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC, under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy this information, or obtain copies of the information by mail, at the following location of the SEC:

Public Reference Room

100 F Street, N.E.

Room 1580

Washington, DC 20549

You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like Nordstrom, that file electronically with the SEC. The address of the site is www.sec.gov.

We are “incorporating by reference” into this prospectus certain information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference in this prospectus supplement is legally deemed to be a part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede the information included in this prospectus and the documents listed below. We incorporate the documents listed below:

•	Annual Report on Form 10-K for the fiscal year ended February 1, 2014, filed on March 17, 2014;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended May 3, 2014, filed on June 3, 2014;

•	Proxy Statement on Schedule 14A related to our Annual Meeting of Shareholders held on May 7, 2014, filed on March 27, 2014;

•	Current reports on Form 8-K dated May 12, 2014, May 20, 2014, June 18, 2014, July 31, 2014, August 22, 2014 and August 25, 2014 and our amended current report on Form 8-K/A filed May 13, 2014; and

•	All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the initial registration statement of which this prospectus forms a part until all of the securities being offered under this prospectus or any prospectus supplement are sold (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K).

You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

Robert Campbell

Treasurer and Vice President—Investor Relations

Nordstrom, Inc.

1617 Sixth Avenue

Seattle, WA 98101

(206) 233-6550

Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in such filings.

You may also obtain these filings from our website at www.nordstrom.com. Except for the documents specifically incorporated by reference in the prospectus, the information contained on our website does not constitute a part of this prospectus.

Common Stock

Debt Securities

This prospectus describes securities which Nordstrom, Inc. or any selling security holder may offer and sell at various times. A more detailed description of the securities is contained in this prospectus under “Description of Capital Stock,” and “Description of Debt Securities.”

We will determine the terms of each series of securities (including, as applicable, the specific designation, aggregate principal amount, interest rates, dividend rates, maturity, redemption provisions, ranking and other terms) at the time of sale, and we will describe those terms in a prospectus supplement which we will deliver together with this prospectus at the time of the sale.

We or any selling security holder may sell securities directly to investors or to or through underwriters, dealers or agents. More information about the manner of distribution of the securities is under the heading “Plan of Distribution.” Information about the underwriters or agents who will participate in any particular sale of securities will be in the prospectus supplement relating to those securities.

The principal executive offices of Nordstrom, Inc. are located at 1617 Sixth Avenue, Seattle, Washington 98101, and the telephone number is (206) 628-2111.

Our common stock is traded on the New York Stock Exchange under the symbol “JWN”.

Investing in our securities involves risks. See the information referred to under the heading “Risk Factors” on page 7 of this prospectus, and any similar section contained in the applicable prospectus supplement, concerning factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

August 27, 2014

You should rely only on the information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement, as well as the information contained in any document incorporated by reference, is accurate as of the date of each such document only, unless the information specifically indicates that another date applies.

ABOUT THIS PROSPECTUS

The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

Unless the context otherwise indicates, the terms “Nordstrom” “we,” “us” and “our” mean Nordstrom, Inc. (the “Company”) and its consolidated subsidiaries.

This prospectus is part of an “automatic shelf” registration statement that we filed with the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act, using a “shelf” registration process. Under this process, we or any selling security holder may sell common stock or debt securities. This prospectus only provides you with a general description of the securities that may be offered. Each time we or any selling security holder sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the accompanying prospectus supplement and any related free writing prospectus prepared by us or on our behalf, together with the additional information described under the heading “Where You Can Find More Information” in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at http://www.sec.gov or from Nordstrom’s website at http://www.nordstrom.com. You may also read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., room 1580, Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information about the operation of the Public Reference Room.

Our common stock is listed and traded on the New York Stock Exchange. We will refer to the New York Stock Exchange as the “NYSE” in this prospectus. You may also inspect the information we file with the SEC at the NYSE, 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. You should review these filings as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) between the date of this prospectus and the date of the closing of each offering:

(1)	our annual report on Form 10-K for the fiscal year ended February 1, 2014;

(2)	our quarterly report on Form 10-Q for the fiscal quarter ended May 3, 2014;

(3)	our current reports on Form 8-K dated May 12, 2014, May 20, 2014, June 18, 2014, July 31, 2014, August 22, 2014 and August 25, 2014 and our amended current report on Form 8-K/A filed May 13, 2014; and

(4)	our proxy statement on Schedule 14A filed on March 27, 2014.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus.

You may request a copy of these filings (excluding exhibits), at no cost, by writing or calling our Treasurer and Vice President—Investor Relations at the following address or telephone number:

Robert E. Campbell

Treasurer and Vice President—Investor Relations

Nordstrom, Inc.

1617 Sixth Avenue

Seattle, WA 98101

(206) 233-6550

You should read and rely only on the information contained in or incorporated by reference in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the date on the front of those documents.

CAUTIONARY STATEMENTS RELATING TO FORWARD-LOOKING INFORMATION

Certain statements in or incorporated by reference into this prospectus or any prospectus supplement contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including, but not limited to: successful execution of our customer strategy, including expansion into new markets, acquisitions, investments in our stores and online, our ability to realize the anticipated benefits from growth initiatives, and the timely completion of construction associated with newly planned stores, relocations and remodels, all of which may be impacted by the financial health of third parties; our ability to manage the transformation of our business/financial model as we increase our investments in growth opportunities, including our online business and our ability to manage related organizational changes; our ability to maintain relationships with our employees and to effectively attract, develop and retain our future leaders; effective inventory management, disruptions in our supply chain and our ability to control costs; the impact of any systems failures, cybersecurity and/or security breaches, including any security breach of our systems or those of a third-party provider that results in the theft, transfer or unauthorized disclosure of customer, employee or company information or compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; our ability to effectively utilize data in strategic planning and decision-making; efficient and proper allocation of our capital resources; reviewing of options and structure for a financial partner in regards to a potential transaction related to our credit card receivables; our ability to safeguard our reputation and maintain our vendor relationships; the impact of economic and market conditions and the resultant impact on consumer spending patterns; our ability to respond to the business environment, fashion trends and consumer preferences, including changing expectations of service and experience in stores and online; the effectiveness of planned advertising, marketing and promotional campaigns in the highly competitive retail industry; weather conditions, natural disasters, health hazards, national security or other market disruptions, or the prospects of these events and the impact on consumer spending patterns; our compliance with applicable banking-related laws and regulations impacting our ability to extend credit to our customers, employment laws and regulations, certain international laws and regulations, other laws and regulations applicable to us, including the outcome of claims and litigation and resolution of tax matters, and ethical standards; impact of the current regulatory environment and financial system and health care reforms; compliance with debt covenants, availability and cost of credit, changes in interest rates, and trends in debt repayment patterns, personal bankruptcies and bad debt write-offs; and the timing and amounts of share repurchases by the company, if any, or any share issuances by the company, including issuances associated with option exercises or other matters. These and other factors, including those factors described in Item 1A: Risk Factors in our most recent Annual Report on Form 10-K, could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. We undertake no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

THE COMPANY

DESCRIPTION OF BUSINESS

Founded in 1901 as a retail shoe business in Seattle, Nordstrom later incorporated in Washington State in 1946 and went on to become one of the leading fashion specialty retailers based in the U.S. We operate 271 U.S. stores located in 36 states as of August 2, 2014, as well as a robust e-commerce business through Nordstrom.com, Nordstromrack.com and HauteLook. The west and east coasts of the United States are the areas in which we have the largest presence. We have two reportable segments: Retail and Credit.

As of August 2, 2014, the Retail segment includes our 117 “Nordstrom” branded full-line stores and online store at Nordstrom.com (“Direct”), 151 off-price “Nordstrom Rack” stores, one clearance store that operates under the name “Last Chance” and other retail channels including the recently developed ecommerce site Nordstromrack.com, our online private sale subsidiary “HauteLook” and our two “Jeffrey” boutiques. Through these multiple retail channels, we strive to deliver the best customer experience possible. We offer a wide selection of high-quality brand name and private label merchandise focused on apparel, shoes, cosmetics and accessories. Our integrated Nordstrom full-line stores and online store allow us to provide our customers with a seamless shopping experience. In-store purchases are primarily fulfilled from that store’s inventory, but when inventory is unavailable at that store it may also be shipped to our customers from our fulfillment center in Cedar Rapids, Iowa, or from other Nordstrom full-line stores. Online purchases are primarily shipped to our customers from our Cedar Rapids fulfillment center, but may also be shipped from our Nordstrom full-line stores. Our customers can also pick up online orders in our Nordstrom full-line stores if inventory is available at one of our locations. These capabilities allow us to better serve customers across various channels and improve sales. Nordstrom Rack stores purchase high-quality brand name merchandise primarily from the same vendors carried in Nordstrom full-line stores and also serve as outlets for clearance merchandise from our Nordstrom stores. Our online private sale retailer, HauteLook, offers limited time sale events on fashion and lifestyle brands, as well as a persistent selection of off-price high-quality brand name merchandise.

Our Credit segment includes our wholly owned federal savings bank, Nordstrom fsb, through which we provide a private label credit card, two Nordstrom VISA credit cards and a debit card. The credit and debit cards feature a shopping-based loyalty program designed to increase customer visits and spending. Although the primary purposes of our Credit business are to foster greater customer loyalty and drive more sales, we also generate revenues from finance charges and other fees on these cards and save on interchange fees that the Retail Segment would incur if our customers used third-party cards.

FISCAL YEAR

We operate on a 52/53-week fiscal year ending on the Saturday closest to January 31st. References to 2014 and all years except 2012 within this document are based on a 52-week fiscal year, while 2012 is based on a 53-week fiscal year.

TRADEMARKS

We have 155 trademarks, each of which is the subject of one or more trademark registrations and/or trademark applications. Our most notable trademarks include Nordstrom, Nordstrom Rack, HauteLook, Halogen, BP. and Zella. Each of our trademarks is renewable indefinitely, provided that it is still used in commerce at the time of the renewal.

RETURN POLICY

We have a liberal approach to returns as part of our objective to provide high-quality customer service. We do not have a formal return policy at our Nordstrom full-line stores or online at Nordstrom.com. Our goal is to take care of our customers, which includes making returns and exchanges easy, whether in stores or online, where we offer free shipping and free returns. Our Nordstrom Rack stores generally accept returns up to 90 days from the date of purchase with the original price tag and sales receipt, and also accept returns of HauteLook merchandise. HauteLook generally accepts returns of apparel, footwear and accessories within 30 days from the date of shipment.

SEASONALITY

Due to our Anniversary Sale in July, the holidays in December and the Half-Yearly sales that normally occur in the second and fourth quarters, our sales are typically higher in the second and fourth quarters of the fiscal year than in the first and third quarters.

COMPETITIVE CONDITIONS

We operate in a highly competitive business environment. We compete with other national, regional and local retailers that may carry similar lines of merchandise, including department stores, specialty stores, off-price stores, boutiques and Internet businesses. Our specific competitors vary from market to market. We believe the keys to competing in our industry are providing great customer service and customer experiences in store and online, which includes compelling price and value, fashion newness, quality of products, selection, convenience, technology, product fulfillment, personalization and appealing and relevant store environments in top locations.

INVENTORY

We plan our merchandise purchases and receipts to coincide with expected sales trends. For instance, our merchandise purchases and receipts increase prior to our Anniversary Sale, which has historically extended over the last two weeks of July. We also purchase and receive a larger amount of merchandise in the fall as we prepare for the holiday shopping season (from late November through December). Beginning in 2012, we increased our investment in pack and hold inventory at Nordstrom Rack, which involves the acquisition of merchandise from some of our full-line stores’ top brands in advance of the upcoming selling seasons to take advantage of strategic buying opportunities. This inventory is typically held for six months on average and has contributed to the growth in our Nordstrom Rack business. We pay for our merchandise purchases under the terms established with our vendors.

In order to offer merchandise that our customers want, we purchase from a wide variety of high-quality suppliers, including domestic and foreign businesses. We also have arrangements with agents and contract manufacturers to produce our private label merchandise. We expect our suppliers to meet our “Nordstrom Partnership Guidelines,” which address our corporate social responsibility standards for matters such as legal and regulatory compliance, labor, health and safety and the environment, and are available on our website at Nordstrom.com.

EMPLOYEES

During 2014, we employed approximately 64,000 employees on a full- or part-time basis. Due to the seasonal nature of our business, employment was approximately 66,000 in December 2013 and increased to approximately 68,000 employees in July 2014. Almost all of our employees are non-union. We believe our relationship with our employees is good.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. Prior to making a decision about whether to invest in our securities, you should carefully consider the risks described in the section entitled “Risk Factors” in any prospectus supplement and the risks described in our most recent Annual Report on Form 10-K filed with the SEC and incorporated by reference into this prospectus, in each case as these risk factors are amended or supplemented by our future filings with the SEC, including subsequent Quarterly Reports on Form 10-Q filed with the SEC and incorporated by reference into this prospectus. The occurrence of any of the potential events described in these risk factors could materially adversely affect our business, operating results and financial condition.

The risks and uncertainties we describe are not the only ones facing the Company. Any adverse effect on our business, financial condition or operating results could result in a decline in the value of our securities, and the loss of all or part of your investment.

USE OF PROCEEDS

Unless we indicate a different use in the applicable prospectus supplement, the net proceeds from the sale of the securities will be added to our general funds and will be used for general corporate purposes, which may include capital expenditures and working capital needs, and to finance repurchases of shares of our common stock.

Until we apply the proceeds from the sale of the securities, we may temporarily invest any proceeds that are not immediately applied to the above purposes in U.S. government or agency obligations, commercial paper, money market accounts, short-term marketable securities, bank deposits or certificates of deposit, repurchase agreements collateralized by U.S. government or agency obligations or other short-term investments.

Except as may otherwise be specified in the prospectus supplement, we will not receive any proceeds from any sale of securities by a selling security holder.

SELLING SECURITY HOLDERS

We may register securities covered by this prospectus for re-offers and resales by any selling security holders to be named in a prospectus supplement. Because we are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act, we may add secondary sales of securities by any selling security holders by filing a prospectus supplement with the SEC. We may register these securities to permit selling security holders to resell their securities when they deem appropriate. A selling security holder may resell all, a portion or none of such security holder’s securities at any time and from time to time. Selling security holders may also sell, transfer or otherwise dispose of some or all of their securities in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts any selling security holders may offer securities for sale under this prospectus and any prospectus supplement. We may pay some or all expenses incurred with respect to the registration of the securities owned by the selling security holders. We will provide a prospectus supplement naming any selling security holders, the amount of securities to be registered and sold and any other terms of securities being sold by each selling security holder.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table shows Nordstrom’s historical ratio of earnings to fixed charges for the twenty-six weeks ended August 2, 2014 and each of the previous five fiscal years. Nordstrom’s ratio of earnings to fixed charges for each of the periods set forth below has been computed on a consolidated basis and should be read in conjunction with the consolidated financial statements, including the notes to those financial statements, and other information set forth in the reports filed by Nordstrom with the SEC.

For purposes of determining the ratio of earnings to fixed charges, “earnings” consist of income from continuing operations before income tax plus fixed charges, amortization of capitalized interest, less interest capitalized during the period. “Fixed charges” represent interest and amortization of deferred financing fees, and the portion of rental expenses on operating leases deemed to be the equivalent of interest.

Fiscal Year Ended
26 Weeks Ended August 2, 2014	February 1, 2014	February 2, 2013	January 28, 2012	January 29, 2011	January 30, 2010
6.10x	6.19x	6.80x	7.79x	7.43x	5.23x

THE SECURITIES THAT MAY BE OFFERED

We or any selling security holder may sell common stock or debt securities from time to time in one or more offerings. The summaries of certain provisions of the securities contained in this prospectus are not complete. You should refer to all the provisions of the securities and applicable indentures for a complete description of the securities.

The particular terms of the securities offered at any time will be described in the prospectus supplement relating to those securities. If indicated in a prospectus supplement, the terms of any particular securities may differ from the terms we summarize below. The prospectus supplement will also contain information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

DESCRIPTION OF CAPITAL STOCK

The following summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, our Articles of Incorporation as amended and Bylaws. The Articles of Incorporation as amended and Bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

The total amount of the authorized capital stock of Nordstrom consists of 1,000,000,000 shares, no par value, of common stock, of which 188,595,665 shares of common stock were issued and outstanding as of August 2, 2014.

The holders of outstanding shares of common stock are entitled to receive dividends at such times and in such amounts as our Board of Directors may from time to time determine. The shares of common stock are neither redeemable nor convertible, and the holders of common stock have no preemptive or subscription rights to purchase any additional Nordstrom securities. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of shareholders. There is no cumulative voting.

Upon any liquidation, dissolution or winding up of Nordstrom, whether voluntary or involuntary, remaining net assets, if any, of Nordstrom will be distributed pro rata to the holders of the common stock.

Our common stock is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended.

The transfer agent and registrar for our common stock is BNY Mellon Shareowner Services.

DESCRIPTION OF DEBT SECURITIES

The following description of the debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. The debt securities are to be issued under an Indenture (the “Indenture”) between Nordstrom and Wells Fargo Bank, National Association, as Trustee (the “Trustee”). The Indenture is filed as an exhibit to the registration statement of which this prospectus is a part and may be supplemented from time to time. The particular terms of the debt securities offered by any prospectus supplement (the “Offered Debt Securities”) and the extent, if any, to which the general provisions may apply to the Offered Debt Securities, will be described in the prospectus supplement relating to the Offered Debt Securities. For a complete description of the terms applicable to a particular issuance of debt securities, you should read both this prospectus and the prospectus supplement relating to those securities.

The following summaries of the material provisions of the Indenture and the debt securities do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions of some of the terms in the Indenture and the debt securities. Wherever particular articles, sections or defined terms of the Indenture are referred to, it is intended that such articles, sections or defined terms shall be incorporated by reference, and the statement in connection with such reference is made is qualified in its entirety by such reference. You should review the Indenture that is filed as an exhibit to registration statement of which this prospectus forms a part for additional information.

References to “Nordstrom,” “we,” “us” and “our” in this section are only to Nordstrom, Inc. and not to its subsidiaries.

GENERAL

The Indenture does not limit the aggregate principal amount of debt securities which may be issued and provides that debt securities may be issued from time to time in one or more series. (Section 3.1) The Indenture does not limit the amount of other indebtedness or debt securities, other than some secured indebtedness as described below, which may be issued by Nordstrom or its subsidiaries.

Unless otherwise provided in a prospectus supplement, the debt securities will be unsecured obligations of Nordstrom and will rank on parity with all other unsecured and unsubordinated indebtedness of Nordstrom.

The prospectus supplement relating to the particular debt securities offered will describe the following terms of the Offered Debt Securities:

(1) the title of the Offered Debt Securities and the series in which the Offered Debt Securities shall be included, which may include medium-term notes;

(2) any limit upon the aggregate principal amount of the Offered Debt Securities;

(3) the date or dates, or the method or methods, if any, by which the date or dates on which the principal of the Offered Debt Securities will be payable shall be determined;

(4) the rate or rates at which the Offered Debt Securities will bear interest, if any, which rate may be zero in the case of some debt securities issued at an issue price representing a discount from the principal amount payable at maturity, or the method by which the rate or rates will be determined (including, if applicable, any remarketing option or similar method), and the date or dates from which the interest, if any, will accrue or the method by which the date or dates will be determined;

(5) the date or dates on which the interest, if any, on the Offered Debt Securities will be payable and any regular record dates applicable to the date or dates on which interest will be so payable;

(6) whether and under what circumstances additional amounts on the Offered Debt Securities or any of them will be payable and, if so, whether and on what terms Nordstrom will have the option to redeem the Offered Debt Securities in lieu of paying the additional amounts (and the terms of the option);

(7) the place or places where the principal of, any premium or interest on or any additional amounts with respect to the Offered Debt Securities will be payable, any of the Offered Debt Securities that are registered securities may be surrendered for registration of transfer or exchange, and any Offered Debt Securities may be surrendered for conversion or exchange;

(8) whether any of the Offered Debt Securities are to be redeemable at the option of Nordstrom and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which the Offered Debt Securities may be redeemed, in whole or in part, at the option of Nordstrom;

(9) whether Nordstrom will be obligated to redeem or purchase any of the Offered Debt Securities pursuant to any sinking fund or analogous provision or at the option of any holder of the Offered Debt Securities and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which the Offered Debt Securities will be redeemed or purchased, in whole or in part, pursuant to the obligation, and any provisions for the remarketing of the Offered Debt securities so redeemed or purchased;

(10) if other than denominations of $1,000 and any integral multiple of $1,000, the denominations in which any registered securities will be issuable and, if other than a denomination of $5,000, the denominations in which any bearer securities will be issuable;

(11) if other than the principal amount, the portion of the principal amount (or the method by which such portion will be determined) of the Offered Debt Securities that will be payable upon declaration of acceleration of the maturity;

(12) if other than United States dollars, the currency of payment, including composite currencies, of the principal of, any premium or interest on or any additional amounts with respect to any of the Offered Debt Securities;

(13) whether the principal of, any premium or interest on or any additional amounts with respect to the Offered Debt Securities will be payable, at the election of Nordstrom or a holder, in a currency other than that in which the Offered Debt Securities are stated to be payable and the date or dates on which, the period or periods within which, and the other terms and conditions upon which, the election may be made;

(14) any index, formula or other method used to determine the amount of payments of principal of, any premium or interest on or any additional amounts with respect to Offered Debt Securities;

(15) whether the Offered Debt Securities are to be issued in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

(16) any deletions from, modifications of or additions to the events of default or covenants of Nordstrom with respect to the Offered Debt Securities;

(17) whether some of the provisions relating to the discharge, defeasance and covenant defeasance described below under “Discharge, Defeasance and Covenant Defeasance” will be applicable to the Offered Debt Securities; and

(18) any other terms of the Offered Debt Securities and any other deletions from or modifications or additions to the Indenture in respect of the Offered Debt Securities. (Section 3.1)

Unless otherwise provided in the prospectus supplement relating to any Offered Debt Securities, the principal, premium, interest and additional amounts, if any, will be payable at the office or agency maintained by Nordstrom (initially the Corporate Trust Office of the Trustee); provided that payment of interest on registered securities may be made by check mailed to the payee at the addresses of the persons appearing on the security register or by transfer to an account maintained by the payee with a bank located in the United States. In the case of registered securities, interest on the debt securities will be payable on any interest payment date to the persons in whose names the debt securities are registered at the close of business on the regular record date with respect to the interest payment date. All paying agents initially designated by Nordstrom for the Offered Debt Securities will be named in the prospectus supplement relating to the Offered Debt Securities. Nordstrom may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that Nordstrom will not be required to maintain a paying agent in each place of payment for the Offered Debt Securities. (Sections 3.7 and 10.2)

Unless otherwise provided in the prospectus supplement relating to any Offered Debt Securities, the Offered Debt Securities may be presented for transfer (duly endorsed or accompanied by a written instrument of transfer, if so required by Nordstrom or the security registrar) or exchanged for other debt securities of the same series (containing identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount) at the office or agency maintained by Nordstrom (initially the Corporate Trust Office of the Trustee). The transfer or exchange shall be made without service charge, but Nordstrom may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses payable in connection with any tax or other governmental charge. Nordstrom will not be required to (1) issue, register the transfer of, or exchange, Offered Debt Securities during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of any of the Offered Debt Securities and ending at the close of business on the day of the mailing of the notice of redemption or (2) register the transfer of or exchange any Offered Debt Security so selected for redemption in whole or in part, except the unredeemed portion of any Offered Debt Security being redeemed in part. (Section 3.5). Nordstrom has appointed the Trustee as security registrar. Any transfer agent (in addition to the security registrar) initially designated by Nordstrom for any Offered Debt Securities will be named in the applicable prospectus supplement. Nordstrom may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that Nordstrom will be required to maintain a transfer agent in each place of payment for the Offered Debt Securities. (Section 10.2)

Unless otherwise indicated in the applicable prospectus supplement, the Offered Debt Securities will be issued only in fully registered form without coupons in minimum denominations of $1,000 and any integral multiple of $1,000. (Section 3.2) The Offered Debt Securities may be represented in whole or in part by one or more global debt securities registered in the name of a depositary or its nominee and, if so represented, interests in the global debt security will be shown on, and transfers will be effected only through, records maintained by the designated depositary and its participants as described below. Where Offered Debt Securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special U.S. Federal income tax considerations, applicable to the Offered Debt Securities and to payment on and transfer and exchange of the Offered Debt Securities will be described in the applicable prospectus supplement.

The debt securities may be issued as original issue discount securities (bearing no interest or bearing interest at a rate which at the time of issuance is below market rates) to be sold for an amount less than their principal amount. Any applicable special U.S. Federal income tax or other considerations will be described in the applicable prospectus supplement.

If the purchase price of any Offered Debt Securities is payable in one or more foreign currencies or currency units or if any Offered Debt Securities are denominated in one or more foreign currencies or currency units or if the principal of, or any premium or interest on, or any additional amounts with respect to, any Offered Debt Securities is payable in one or more foreign currencies or currency units, the restrictions, elections, particular U.S. Federal income tax considerations, specific terms and other information with respect to the Offered Debt Securities and the foreign currency or currency units will be set forth in the applicable prospectus supplement.

Nordstrom will comply with Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other tender offer rules within the Exchange Act, which may then be applicable, in connection with any obligation of Nordstrom to purchase Offered Debt Securities at the option of the holders of the securities. Any obligation applicable to a series of debt securities will be described in the applicable prospectus supplement.

Unless otherwise described in a prospectus supplement relating to any Offered Debt Securities, other than as described below under “Limitation on Liens,” the Indenture does not contain any provisions that would limit the ability of Nordstrom to incur indebtedness or that would afford holders of debt securities protection in the event of a sudden and significant decline in the credit quality of Nordstrom or a takeover, recapitalization or highly leveraged or similar transaction involving Nordstrom. Accordingly, Nordstrom could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect Nordstrom’s capital structure or credit rating. Reference is made to the prospectus supplement relating to the particular series of debt securities being offered for information with respect to any deletions from, modifications or additions to the events of default described below or covenants of Nordstrom contained in the Indenture, including any addition of a covenant or other provisions providing event risk or similar protection.

CONVERSION AND EXCHANGE

The terms, if any, on which the debt securities of any series are convertible into or exchangeable for property or cash, or a combination of the foregoing, will be set forth in the prospectus supplement covering the debt securities.

GLOBAL SECURITIES

The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities (each a “Global Security”) that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to that particular series.

The specific terms of a depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to that particular series. Nordstrom anticipates that the following provisions will apply to all depositary arrangements.

Upon the issuance of a Global Security, the depositary for the Global Security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the Global Security. These accounts shall be designated by the underwriters or agents with respect to such debt securities or by Nordstrom if the debt securities are offered and sold directly by Nordstrom. Ownership of beneficial interests in a Global Security will be limited to persons that may hold interests through participants. Ownership of beneficial interests in such a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee (with respect to interests of participants) for such Global Security and on the records of participants (with respect to interests of persons other than participants). The laws of some states require that some purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a Global Security.

So long as the depositary for a Global Security, or its nominee, is the registered owner of the Global Security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the Global Security for all purposes under the Indenture governing these debt securities. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have debt securities of the series represented by the Global Security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of a series in definitive form and will not be considered the owners or holders of the debt securities under the Indenture.

Principal of, any premium and interest on, and any additional amounts with respect to debt securities registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the Global Security representing the debt securities. Neither Nordstrom, the Trustee, the paying agent nor the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for the debt securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

Nordstrom expects that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on, or additional amounts with respect to debt securities, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the Global Security for the debt securities as shown on the records of the depositary or its nominee. Nordstrom also expects that payments by participants to owners of beneficial interests in the Global Security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of the participants.

The Indenture provides that if (1) the depositary for a series of debt securities notifies Nordstrom that it is unwilling or unable to continue as depositary or if the depositary ceases to be eligible under the Indenture and a successor depositary is not appointed by Nordstrom within 90 days of written notice, (2) Nordstrom determines that the debt securities of a particular series shall no longer be represented by Global Securities and executes and delivers to the Trustee a company order to that effect or (3) an event of default with respect to a series of debt securities shall have occurred and be continuing, the Global Securities will be exchanged for debt securities of a series in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. The definitive debt securities shall be registered in such name or names as the depositary shall instruct the Trustee. (Section 3.5) It is expected that these instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in Global Securities.

LIMITATION ON LIENS

Under the Indenture, Nordstrom covenants that, so long as any debt securities are outstanding, it will not, and will not permit any Restricted Subsidiary (as defined below) to create, incur, issue, assume or guarantee any indebtedness for money borrowed (“Debt”) secured by a Mortgage (as defined below) upon any Operating Property (as defined below), or upon shares of capital stock or Debt issued by any Restricted Subsidiary and owned by Nordstrom or any Restricted Subsidiary, whether owned at the date of the Indenture or thereafter acquired, without effectively providing concurrently that the outstanding debt securities (together with, if Nordstrom shall so determine, any other Debt of Nordstrom or the Restricted Subsidiary then existing or thereafter created which is not subordinate to the debt securities) are secured equally and ratably with or, at the option of Nordstrom, prior to the Debt so long as the Debt shall be so secured. (Section 10.5)

The foregoing restrictions shall not apply to, and shall be excluded from Debt in any computation under the foregoing restrictions, Debt secured by (1) Mortgages on any property existing at the time of the acquisition thereof; (2) Mortgages on property of a corporation existing at the time the corporation is merged into or consolidated with Nordstrom or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of the corporation (or a division of the corporation) as an entirety or substantially as an entirety to Nordstrom or a Restricted Subsidiary, provided that the Mortgage does not extend to any property owned by Nordstrom or any Restricted Subsidiary immediately prior to a merger, consolidation, sale, lease or disposition; (3) Mortgages on property of a corporation existing at the time the corporation becomes a Restricted Subsidiary; (4) Mortgages in favor of Nordstrom or a Restricted Subsidiary; (5) Mortgages to secure all or part of the cost of acquisition, construction, development or improvement of the underlying property, or to secure Debt incurred to provide funds for any of these purposes, provided that the commitment of the creditor to extend the credit secured by the Mortgage shall have been obtained not later than 365 days after the later of (a) the completion of the acquisition, construction, development or improvement of the property, or (b) the placing in operation of the property; (6) Mortgages in favor of the United States of America or any State, or any department, agency or instrumentality or political subdivision of the United States of America or any State, to secure partial, progress, advance or other payments; and (7) Mortgages existing on the date of the Indenture or any extension, renewal, replacement or refunding of any Debt secured by a Mortgage existing on the date of the Indenture or referred to in clauses (1) to (3) or (5), provided that the principal amount of the Debt secured by the Mortgage and not otherwise authorized by clauses (1) to (3) or (5) shall not exceed the principal amount of Debt, plus any premium or fee payable in connection with any extension, renewal, replacement or refunding, so secured at the time of extension, renewal, replacement or refunding. (Section 10.5)

Notwithstanding the restrictions described above, Nordstrom and its Restricted Subsidiaries may create, incur, issue, assume or guarantee Debt secured by Mortgages without equally and ratably securing the debt securities if, at the time of the creation, incurrence, issuance, assumption or guarantee of the Debt secured by the Mortgages, after giving effect thereto and to the retirement of the Debt which is concurrently being retired, the aggregate amount of all outstanding Debt secured by Mortgages which would otherwise be subject to these restrictions (other than any Debt secured by Mortgages permitted as described in clauses (1) through (7) of the immediately preceding paragraph, together with all Attributable Debt (as defined below) with respect to Sale and Leaseback Transactions (as defined below) other than certain Sale and Leaseback Transactions that are permitted under paragraph (b) under the caption “Limitation on Sale and Leaseback” below) does not exceed the greater of (a) 15% of Consolidated Net Assets (as defined below) and (b) $150 million. (Section 10.5)

“Consolidated Net Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (1) all current liabilities (excluding any indebtedness for money borrowed having a maturity of less than 12 months from the date of the most recent consolidated balance sheet of Nordstrom but which by its terms is renewable or extendable beyond 12 months from such date at the option of the borrower), and (2) all investments in Subsidiaries other than Restricted Subsidiaries, all as set forth on the most recent consolidated balance sheet of Nordstrom and computed in accordance with generally accepted accounting principles.

“Mortgage” means, with respect to any property or assets, any mortgage, or deed of trust, pledge, hypothecation, assignment, security interest, lien, encumbrance, or other security arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Operating Property” means any real property or equipment located within the United States and owned by, or leased to, Nordstrom or any of its Subsidiaries that has a net book value (after deduction of accumulated depreciation) in excess of 1.0% of Consolidated Net Assets.

“Restricted Subsidiary” means any Subsidiary of Nordstrom that owns any Operating Property.

“Subsidiary” means any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power to elect a majority of the directors, managers or trustees of such corporation, irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency, is at the time, directly or indirectly, owned or controlled by Nordstrom or by one or more Subsidiaries thereof, or by Nordstrom and one or more Subsidiaries thereof. (Section 1.1)

LIMITATION ON SALE AND LEASEBACK

(a) Under the Indenture, Nordstrom covenants that, it will not, and will not permit any Restricted Subsidiary to, enter into any arrangement with any person providing for the leasing by Nordstrom or any Restricted Subsidiary of any Operating Property that has been or is to be sold or transferred by Nordstrom or such Restricted Subsidiary to such person with the intention of taking back a lease of such property (a “Sale and Leaseback Transaction”), without equally and ratably securing the debt securities (and, if Nordstrom shall so determine, any other Debt ranking equally with the debt securities), unless the terms of such sale or transfer have been determined by the board of directors to be fair and arm’s-length and either:

•	within 180 days after the receipt of the proceeds of the sale or transfer, Nordstrom or any Restricted Subsidiary applies an amount equal to the greater of the net proceeds of the sale or transfer or the fair value of such Operating Property at the time of such sale or transfer to the prepayment or retirement (other than any mandatory prepayment or retirement) of Senior Funded Debt (as defined below); or

•	Nordstrom or such Restricted Subsidiary would be entitled, at the effective date of the sale or transfer, to incur Debt secured by a Mortgage on such Operating Property, in an amount at least equal to the Attributable Debt (as defined below) in respect of the Sale and Leaseback Transaction, without equally and ratably securing the debt securities pursuant to the covenant described under “—Limitation on Liens” above. (Section 10.6)

(b) The foregoing restriction in paragraph (a) above will not apply to any Sale and Leaseback Transaction (i) for a term of not more than three years including renewals; or (ii) between Nordstrom and a Restricted Subsidiary or between Restricted Subsidiaries, provided that the lessor shall be Nordstrom or a wholly owned Restricted Subsidiary. (Section 10.6)

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the imputed rate of interest of such transaction determined in accordance with generally accepted accounting principles) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

“Funded Debt” means Debt which matures more than one year from the date of creation, or which is extendable or renewable at the sole option of the obligor so that it may become payable more than one year from such date or which is classified, in accordance with U.S. generally accepted accounting principles, as long-term debt on the consolidated balance sheet for the most-recently ended fiscal quarter (or if incurred subsequent to the date of such balance sheet, would have been so classified) of the person for which the determination is being made. Funded Debt does not include (1) obligations created pursuant to leases, (2) any Debt or portion thereof maturing by its terms within one year from the time of any computation of the amount of outstanding Funded Debt unless such debt shall be extendable or renewable at the sole option of the obligor in such manner that it may become payable more than one year from such time, or (3) any Debt for the payment or redemption of which money in the necessary amount shall have been deposited in trust either at or before the maturity date thereof.

“Senior Funded Debt” means all Funded Debt of Nordstrom or any person (except Funded Debt, the payment of which is subordinated to the payment of the debt securities). (Section 1.1)

CONSOLIDATION, AMALGAMATION, MERGER AND SALE OF ASSETS

The Indenture provides that Nordstrom may not (1) consolidate or amalgamate with or merge into any Person or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any Person, or (2) permit any Person to consolidate or amalgamate with or merge into Nordstrom, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to Nordstrom, unless (a) in the case of (1) above, the Person is organized and existing under the laws of the United States of America, any State or the District of Columbia, and shall expressly assume, by supplemental indenture satisfactory in form to the Trustee, the due and punctual payment of the principal of and premium, if any, interest on, and additional amounts, if any, all of the issued debt securities, and the performance of Nordstrom’s obligations under the Indenture and the debt securities issued; (b) immediately after giving effect to the transaction and treating any indebtedness which becomes an obligation of Nordstrom or a Subsidiary as a result of the transaction as having been incurred by Nordstrom or such Subsidiary at the time of the transaction, no event of default, and no event which after notice or lapse of time or both would become an event of default, shall have happened and be continuing; and (c) a number of other conditions are met.

EVENTS OF DEFAULT

Each of the following events will constitute an event of default under the Indenture with respect to any series of debt securities issued (whatever the reason for an event of default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body): (1) default in the payment of any interest on any debt security of the series, or any additional amounts payable, when interest becomes or additional amounts become due and payable, and continuance of default for a period of 30 days; (2) default in the payment of the principal of or any premium on any debt security of the series, or any additional amounts payable, when principal or premium becomes or additional amounts become due and payable either at maturity, upon any redemption, by declaration of acceleration or otherwise; (3) default in the deposit of any sinking fund payment, when and as due by the terms of any debt security of the series; (4) default in the performance, or breach, of any covenant or warranty of Nordstrom contained in the Indenture for the benefit of the series or in the debt securities of the series, and the continuance of default or breach for a period of 60 days after there has been given written notice as provided in the Indenture; (5) if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Debt of Nordstrom (including any event of default under any other series of debt securities), whether such Debt now exists or shall hereafter be created or incurred, shall happen and shall consist of default in the payment of more than $100 million in principal amount of such Debt at the maturity thereof (after giving effect to any applicable grace period) or shall result in such Debt in principal amount in excess of $100 million becoming or being declared due and payable prior to the date on which it would otherwise become due and payable; (6) Nordstrom shall fail within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order for the payment of money in excess of $100 million, which is not stayed on appeal or is not otherwise being appropriately contested in good faith; (7) particular events in bankruptcy, insolvency or reorganization of Nordstrom; and (8) any other event of default provided in or pursuant to the Indenture with respect to debt securities of the series. (Section 5.1)

If an event of default with respect to the debt securities of any series (other than an event of default described in (7) of the preceding paragraph) occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series by written notice as provided in the Indenture may declare the principal amount (or a lesser amount as may be provided for in the debt securities of the series) of all outstanding debt securities of the series to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, and subject to applicable law and particular other provisions of the Indenture, the holders of not less than a majority in aggregate principal amount of the debt securities may, under some circumstances, rescind and annul acceleration. An event of default described in (7) of the immediately preceding paragraph shall cause the principal amount and accrued interest (or a lesser amount as provided for in the debt securities of the series) to become immediately due and payable without any declaration or other act by the Trustee or any holder. (Section 5.2)

The Indenture provides that, within 90 days after the occurrence of any event which is, or after notice or lapse of time or both would become, an event of default with respect to the debt securities of any series (a “default”), the Trustee shall transmit, in the manner set forth in the Indenture, notice of default to the holders of the debt securities of the series unless the default has been cured or waived; provided, however, that except in the case of a default in the payment of principal of, or premium, if any, or interest, if any, on, or additional amounts or any sinking fund or purchase fund installment with respect to, any debt security of the series, the Trustee may withhold notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or responsible officers of the Trustee in good faith determine that the withholding of the notice is in the best interest of the holders of debt securities of the series; provided, further, that in the case of any default of the character specified in clause (4) of the first paragraph above, with respect to debt securities of such series, no such notice to holders will be given until at least 60 days after the occurrence thereof. (Section 6.2)

If an event of default occurs and is continuing with respect to the debt securities of any series, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of debt securities of the series by all appropriate judicial proceedings. (Section 5.3) The Indenture provides that, subject to the duty of the Trustee during any default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the written request or direction of the holders of the debt securities, unless the holders shall have offered to the Trustee indemnity reasonably satisfactory to it. (Section 6.1) Subject to the provisions for the indemnification of the Trustee, and subject to applicable law and particular other provisions of the Indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the debt securities of the series. (Section 5.12)

MODIFICATION AND WAIVER

The Indenture may be modified or amended by Nordstrom and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment; provided, however, that no modification or amendment may, without the consent of the holder of each outstanding debt security affected by the modification or amendment, (a) change the stated maturity of the principal of, or any premium or installment of interest on, or any additional amounts with respect to, any debt security, (b) reduce the principal amount of, or the rate (or modify the calculation of the rate) of interest on, or any additional amounts with respect to, or any premium payable upon the redemption of any debt security, (c) change the obligation of Nordstrom to pay additional amounts with respect to any debt security or reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity or the amount provable in bankruptcy, (d) change the redemption provisions of any debt security or adversely affect the right of repayment at the option of any holder of any debt security, (e) change the place of payment or the coin or currency in which the principal of, any premium or interest on or any additional amounts with respect to any debt security is payable, (f) impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security (or, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of any holder, on or after the date for repayment), (g) reduce the percentage in principal amount of the outstanding debt securities, the consent of whose holders is required in order to take some actions, (h) reduce the requirements for quorum or voting by holders of debt securities in Section 15.4 of the Indenture, (i) modify any of the provisions in the Indenture regarding the waiver of past defaults and the waiver of some covenants by the holders of debt securities except to increase any percentage vote required or to provide that some other provisions of the Indenture cannot be modified or waived without the consent of the holder of each debt security affected, (j) make any change that adversely affects the right to convert or exchange any debt security into or for shares of common stock of Nordstrom or other debt securities in accordance with its terms, or (k) modify any of the above provisions. (Section 9.2)

The holders of at least a majority in aggregate principal amount of the debt securities of any series may, on behalf of the holders of all debt securities of the series, waive compliance by Nordstrom with a number of restrictive provisions of the Indenture. (Section 10.8) The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of the series, waive any past default and its consequences under the Indenture with respect to the debt securities of the series, except a default (a) in the payment of principal of (or premium, if any), any interest on or any additional amounts with respect to debt securities of the series or (b) in respect of a covenant or provision of the Indenture that cannot be modified or amended without the consent of the holder of each debt security of any series. (Section 5.13)

Under the Indenture, Nordstrom is required annually to furnish to the Trustee a statement as to performance by Nordstrom of some of its obligations under the Indenture and as to any default in such performance. Nordstrom is also required to deliver to the Trustee a written notice within five days following any event of default or any event which after notice or lapse of time or both would constitute an event of default. (Section 10.9)

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

Nordstrom may discharge some obligations to holders of any series of debt securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the Trustee, in trust, funds in U.S. dollars or in the foreign currency in which the debt securities are payable in an amount sufficient to pay the entire indebtedness on the debt securities with respect to principal (and premium, if any) and interest to the date of deposit (if the debt securities have become due and payable) or to the maturity, as the case may be. (Section 4.1)

The Indenture provides that, unless the provisions of Section 4.2 of the Indenture are made inapplicable to the debt securities of or within any series pursuant to Section 3.1 of the Indenture, Nordstrom may elect either (a) to defease and be discharged from any and all obligations with respect to the debt securities (except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of particular events of taxation, assessment or governmental charge with respect to payments on the debt securities and other obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to the debt securities and to hold moneys for payment in trust) (“defeasance”) or (b) to be released from its obligations with respect to the debt securities under certain covenants as described in the applicable prospectus supplement, and any omission to comply with these obligations shall not constitute a default or an event of default with respect to the debt securities (“covenant defeasance”). Defeasance or covenant defeasance, as the case may be, shall be conditioned upon the irrevocable deposit by Nordstrom with the Trustee, in trust, of an amount in U.S. dollars or in the foreign currency in which the debt securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to the debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient, in the opinion of an independent firm of certified public accountants, to pay the principal of (and premium, if any) and interest on the debt securities on the scheduled due dates. (Section 4.2)

Such a trust may only be established if, among other things, (1) the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which Nordstrom is a party or by which it is bound, (2) no event of default or event which with notice or lapse of time or both would become an event of default with respect to the debt securities to be defeased shall have occurred and be continuing on the date of establishment of the trust and, with respect to defeasance only, at any time during the period ending on the 123rd day after such date and (3) Nordstrom has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the holders of the debt securities will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by Nordstrom, a Revenue Ruling published by the Internal Revenue Service or a change in applicable U.S. Federal income tax law occurring after the date of the Indenture. (Section 4.2)

“Foreign Currency” means any currency, currency unit or composite currency, including, without limitation, the Euro, issued by the government of one or more countries other than the United States of America or by any recognized confederation or association of such governments. (Section 1.1)

“Government Obligations” means securities which are (1) direct obligations of the United States of America or the government or the governments in the confederation which issued the Foreign Currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged, or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or the government or governments which issued the Foreign Currency in which the debt securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or other government or governments, which, in the case of clauses (1) and (2), are not callable or redeemable at the option of the issuer or issuers, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any Government Obligation or a specific payment of interest on or principal of or any other amount with respect to any Government Obligation held by the custodian for the account of the holder of the depositary receipt, provided that (except as required by law) the custodian is not authorized to make any deduction from the amount payable to the holder of the depositary receipt from any amount received by the custodian with respect to the Government Obligation or the specific payment of interest on or principal of or any other amount with respect to the Government Obligation evidenced by the depositary receipt. (Section 1.1)

If after Nordstrom has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series, (a) the holder of a debt security of the series is entitled to, and does, elect pursuant to Section 3.1 of the Indenture or the terms of the debt security to receive payment in a currency other than that in which the deposit has been made in respect of the debt security, or (b) a Conversion Event (as defined below) occurs in respect of the Foreign Currency in which the deposit has been made, the indebtedness represented by the debt security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest, if any, on the debt security as the debt security becomes due out of the proceeds yielded by converting the amount or other properties so deposited in respect of the debt security into the currency in which the debt security becomes payable as a result of such election or such Conversion Event based on (x) in the case of payments made pursuant to clause (a) above, the applicable market exchange rate for the currency in effect on the second business day prior to the payment date, or (y) with respect to a Conversion Event, the applicable market exchange rate for the Foreign Currency in effect (as nearly as feasible) at the time of the Conversion Event. (Section 4.2)

“Conversion Event” means the cessation of use of (1) a Foreign Currency both by the government of the country or the confederation which issued the Foreign Currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community or (2) any currency unit or composite currency for the purposes for which it was established. (Section 1.1)

In the event that Nordstrom effects covenant defeasance with respect to any debt securities and the debt securities are declared due and payable because of the occurrence of any event of default other than an event of default with respect to any covenant as to which there has been covenant defeasance, the amount in the Foreign Currency in which the debt securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on the debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the event of default. However, Nordstrom would remain liable to make payment of the amounts due at the time of acceleration.

GOVERNING LAW

The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made or instruments entered into and, in each case performed in, said state. (Section 1.13)

RELATIONSHIP WITH THE TRUSTEE

The Trustee under the Indenture, Wells Fargo Bank, National Association, also acts as trustee in connection with one other Nordstrom indenture. This indenture is dated March 11, 1998 relating to $300,000,000 6.95% Senior Debentures due March 15, 2028. In addition, the Trustee is also the trustee under two indentures covering medium-term notes of Nordstrom Credit, Inc., a subsidiary of Nordstrom. In addition, one of our directors, Mr. Enrique Hernandez, Jr., is also a director of Wells Fargo & Company, an affiliate of the Trustee.

PLAN OF DISTRIBUTION

We or any selling security holder may offer or sell securities to or through one or more underwriters, dealers and agents, or through a combination of any of these methods, or directly to purchasers, on a continuous or delayed basis. We will describe the details of any such offering and the plan of distribution for any securities offering by us or any selling security holder in a supplement to this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

LEGAL MATTERS

Certain legal matters relating to the Securities offered by this prospectus will be passed upon for Nordstrom by Lane Powell PC, Seattle, Washington.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference from Nordstrom, Inc.’s Annual Report on Form 10-K and the effectiveness of Nordstrom, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

NORDSTROM, INC.

4,663,184 Common Shares

Prospectus Supplement

August 27, 2014